UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2009

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-31420 (Commission File Number)	54-1821055 (I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia (Address of principal executive offices)	23238 (Zip Code)

Registrant’s telephone number, including area code: (804) 747-0422

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On November 10, 2009, CarMax, Inc. completed the sale of $591 million principal amount of CarMax Auto Owner Trust 2009-2 Asset-Backed Notes.  In the transaction, investors purchased $591 million of notes backed by $600 million of auto loan receivables originated by CarMax Auto Finance.  The ratings of the notes were provided by Standard & Poor’s and Fitch.

The transaction was structured as follows:
	Initial	Interest Rate	Weighted	Ratings
Class	Principal Amount	Per Annum	Average Life	S & P	Fitch
A-1 Notes	$111,000,000	0.28%	0.28 years	A-1+	F1+
A-2 Notes	149,000,000	0.93%	0.95 years	AAA	AAA
A-3 Notes	190,000,000	1.74%	2.15 years	AAA	AAA
A-4 Notes	88,500,000	2.82%	3.49 years	AAA	AAA
B Notes	42,000,000	4.65%	3.93 years	A+	A+
C Notes	10,500,000	6.21%	3.93 years	BBB+	BBB+
Overcollat.	9,000,000
Total	$600,000,000

Credit enhancement includes a reserve account, overcollateralization and the subordination of the Class B notes and the Class C notes.
▪
The initial reserve account balance is $1.5 million, which is 0.25% of the aggregate initial outstanding principal balance of the auto loan receivables.  The structure of the transaction is designed to apply certain excess collections on the auto loans receivable to increase over time the reserve account balance to a required amount of $3.0 million, which is 0.50% of the aggregate initial outstanding principal balance of the auto loan receivables.

▪
The initial amount of overcollateralization is $9.0 million, representing 1.5% of the aggregate initial outstanding principal balance of the auto loan receivables.  The structure of the transaction is designed to apply certain excess collections on the auto loan receivables to additional principal payments on the notes so that the amount of overcollateralization increases over time to a target amount equal to the greater of (a) 3.35% of the currently outstanding principal balance of the auto loan receivables or (b) 0.50% of the initial outstanding principal balance of the auto loan receivables.  If certain performance tests with respect to cumulative net losses on the auto loan receivables are met, the percentages in clauses (a) and (b) above will be reduced.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: November 10, 2009	By: /s/ Keith D. Browning
Keith D. Browning
Executive Vice President,
and Chief Financial Officer